                                                                   EXHIBIT 12.1


SUMMIT PROPERTIES PARTNERSHIP, L.P.

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CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
YEARS ENDED DECEMBER 31, 1996, 1995, 1994, 1993 AND 1992
(Dollars in Thousands)

                                              1996       1995    1994       1993       1992
                                             -------   -------  -------   -------    -------
Funds from operations before fixed charges:

  Income (loss) before extraordinary items   $21,187   $15,051  $ 8,527   $(5,858)   $(9,802)
  Interest:
   Expense incurred                           16,113    13,715   13,006    25,286     24,834
   Amortization of deferred financing costs    1,025     1,087    1,061     1,114      1,091
                                             -------   -------  -------   -------    -------
   Total                                     $38,325   $29,853  $22,594   $20,542    $16,123
                                             =======   =======  =======   =======    =======

Fixed charges:
  Interest expense                           $16,113   $13,715  $13,006   $25,286    $24,834
  Interest capitalized                         4,266     3,110      686         0        136
  Amortization of deferred financing costs     1,025     1,087    1,061     1,114      1,091
                                             -------   -------  -------   -------    -------
   Total                                     $21,404   $17,912  $14,753   $26,400    $26,061
                                             =======   =======  =======   =======    =======

Ratio of earnings to fixed charges              1.79      1.67     1.53      0.78       0.62
                                             =======   =======  =======   =======    =======

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